Exhibit 23.2

EUGENE MAZZOLA

14208 160TH AVENUE NE

WOODINVILLE, WASHINGTON 98072

(425) 483-8840 FAX (425) 487-9792

To Whom It May Concern:

I consent to the inclusion of the expertized budgetary disclosure for the feature-length film, "Lydia Slotnick Unplugged" in any filings that Audience Productions, Inc. finds it necessary to file now or in the near future with the U. S. Securities and Exchange Commission.

Very Truly Yours,

/S/ EUGENE MAZZOLA

Eugene Mazzola

April 20, 2010